                                                      RULE NO. 424(b)(2)
                                                      REGISTRATION NO. 333-22405


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 5, 1997)
                                 $150,000,000

                             WESTVACO CORPORATION

               7 1/2% SINKING FUND DEBENTURES DUE JUNE 15, 2027

                               ----------------

  Interest on the Debentures is payable on June 15 and December 15 of each year, commencing December 15, 1997. The Debentures are entitled to a sinking fund beginning June 15, 2008, of $7,500,000 annually (with a non-cumulative option to increase each payment to a maximum of $15,000,000), which is calculated to retire at least 95% of the Debentures prior to maturity. The Debentures are not otherwise redeemable prior to maturity. The Debentures are unsecured obligations of the Company and will be issued only in registered form in denominations of $1,000 and integral multiples thereof. See "Description of Debentures".

                               ----------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED UPON  THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS  SUPPLEMENT OR
    THE  PROSPECTUS. ANY  REPRESENTATION  TO THE  CONTRARY  IS A  CRIMINAL
     OFFENSE.

                               ----------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                        PRICE TO          UNDERWRITING         PROCEEDS TO
                                        PUBLIC(1)          DISCOUNT(2)        COMPANY(1)(3)
-------------------------------------------------------------------------------------------
Per Debenture...................         99.902%              .875%              99.027%
-------------------------------------------------------------------------------------------
Total...........................      $149,853,000         $1,312,500         $148,540,500
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

(1) Plus accrued interest from June 15, 1997.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(3) Before deduction of expenses payable by the Company estimated at $129,200.

                               ----------------

  The Debentures are offered severally by the Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Debentures will be made in book-entry form through the facilities of the Depository Trust Company in New York, New York on or about June 24, 1997.

                               ----------------

MERRILL LYNCH & CO.                                        GOLDMAN, SACHS & CO.

                               ----------------

           The date of this Prospectus Supplement is June 19, 1997.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF DEBENTURES TO COVER UNDERWRITERS' SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                               ----------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

  1. The Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1996.

  2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 1997.

  3. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1997.

  4. The Company's Current Reports on Form 8-K dated November 12, 1996 and March 17, 1997 (as amended by the Form 8-K /A filed June 10, 1997).

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Prospectus Supplement and prior to the termination of the offering described herein shall be deemed to be incorporated by reference in this Prospectus Supplement and to be a part hereof from the date of filing of such documents.

  The Company hereby undertakes to provide without charge to each person to whom this Prospectus Supplement is delivered, upon request of such person, a copy (without exhibits) of any or all documents incorporated by reference in this Prospectus Supplement. Written requests for such copies should be addressed to Mr. John W. Hetherington, Vice President and Secretary, Westvaco Corporation, 299 Park Avenue, New York, New York 10171. Telephone requests may be directed to (212) 688-5000.

                       SUMMARY OF FINANCIAL INFORMATION

  The following is a summary of certain financial information of the Company and its consolidated subsidiaries. With the exception of the inclusion of the ratios of earnings to fixed charges, the following amounts were derived from the Company's consolidated financial statements and other financial data contained in its Annual Report on Form 10-K for the fiscal year ended October 31, 1996 and its Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1997 (see "Incorporation of Certain Documents by Reference"). The information for the six-month period ended April 30, 1996 and 1997 is unaudited and, in the opinion of the Company's management, all adjustments (consisting of normal recurring accruals) necessary for a fair statement of the results of operations have been reflected therein.

               (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

                                                                                        SIX MONTHS
                                                                                           ENDED
                                                                                         APRIL 30,
                                         YEAR ENDED OCTOBER 31,                         (UNAUDITED)
                         --------------------------------------------------------- ---------------------
                            1992       1993        1994       1995         1996       1996       1997
                         ---------- ----------  ---------- ----------   ---------- ---------- ----------
Sales................... $2,335,617 $2,344,560  $2,607,474 $3,272,447   $3,045,450 $1,509,012 $1,460,948
Net income..............   $135,912   $104,341    $103,606   $280,836     $212,156   $112,941    $73,450
Net income per share of
 common stock...........      $1.37      $1.04*      $1.03      $2.78**      $2.09      $1.11       $.72
Ratio of earnings to
 fixed charges..........       2.65       1.48        2.25       4.90         3.73       4.12       2.64

--------
* The 1993 fiscal year includes income of $.55 per share from the adoption of three new accounting standards required by the FASB, a special charge for restructuring of $.26 per share, provision of $.13 per share for the impact of an increase in the federal income tax rate and an extraordinary charge of $.07 per share for the extinguishment of high interest rate debt.
** The 1995 fiscal year includes an extraordinary charge of $.02 per share for the extinguishment of high interest rate debt.

  For the purpose of computing the consolidated ratio of earnings to fixed charges (1) earnings have been calculated by adding income taxes and fixed charges (excluding capitalized interest) to net income before the extraordinary charge and the cumulative effect of accounting changes, and (2) fixed charges comprise the total of interest charges and a portion of rentals determined to be representative of the interest factor.

                           DESCRIPTION OF DEBENTURES

  The Debentures are to mature June 15, 2027 and bear interest at the rate set forth on the cover page hereof, payable semi-annually on June 15 and December 15 to the registered holders thereof on the preceding May 31, or November 30, as the case may be, commencing December 15, 1997. The Debentures are unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Debentures will not be redeemable at the option of the Company or the holders thereof. The Debentures will be issued in denominations of $1,000 and multiples thereof.

  The aggregate principal amount of Debentures is limited to $150,000,000, but the Indenture does not limit the amount of other debt that may be issued by the Company except for certain secured debt as described in the Prospectus under "Restrictive Covenants".

SINKING FUND

  As a mandatory Sinking Fund, the Company will redeem on June 15 of each of the years 2008 to 2026, inclusive, $7,500,000 principal amount of Debentures at 100% of the principal amount thereof, together with accrued interest. The Company has the right to make an optional Sinking Fund payment in each year commencing in 2008 of an amount in cash or Debentures sufficient to redeem at the principal amount thereof an additional $7,500,000 principal amount of Debentures. Such right, if unexercised, is not cumulative. The Company may, at its option, credit against Sinking Fund payments the principal amount of Debentures acquired or redeemed by it (otherwise than through mandatory Sinking Fund payments) and not previously credited.

BOOK-ENTRY SYSTEM

  The Depository Trust Company ("DTC"), New York, NY, will act as securities depository for the Debentures. The Debentures will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered global Debenture certificate will be issued for the Debentures in the aggregate principal amount of such issue, and will be deposited with, or on behalf of, DTC.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

  Purchases of Debentures under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debentures on DTC's records. The ownership interest of each actual purchaser of the Debentures ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Debentures, except in the event that use of the book-entry system for the Debentures is discontinued.

  To facilitate subsequent transfers, all Debentures deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Debentures with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debentures; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither DTC nor Cede & Co. will consent or vote with respect to the Debentures. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy would assign Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Principal and interest payments on the Debentures will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Company or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  DTC may discontinue providing its services as securities depository with respect to the Debentures at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, definitive certificates are required to be printed and delivered.

  The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, definitive certificates will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement and the Terms Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase, the principal amount of the Debentures set forth opposite their names below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Debentures offered hereby if any of the Debentures are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriter may be increased or the Underwriting Agreement may be terminated.

                                                                    PRINCIPAL
        UNDERWRITER                                                   AMOUNT
        -----------                                                ------------
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.......................................... $ 75,000,000
   Goldman, Sachs & Co. ..........................................   75,000,000
                                                                   ------------
         Total.................................................... $150,000,000
                                                                   ============

  The Underwriters have advised the Company that they propose initially to offer the Debentures to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .5% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the Debentures. After the initial public offering, the public offering price, concession and discount may be changed.

  The Debentures are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

  The Underwriters are permitted to engage in certain transactions that stabilize the price of the Debentures. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Debentures. If the Underwriters create a short position in the Debentures in connection with the offering, i.e., if they sell Debentures in an aggregate principal amount exceeding that set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Debentures in the open market.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

  Neither the Company nor the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Debentures. In addition, neither the Company nor the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                             WESTVACO CORPORATION

                                DEBT SECURITIES

                               ----------------

  Westvaco Corporation (the "Company") intends from time to time to issue up to $300,000,000 aggregate principal amount of its debt securities (the "Securities") to the public at prices and on terms determined by market conditions at the time of sale.

  Each issue of Securities may vary as to aggregate principal amount, maturity date, public offering price, interest rate or rates and timing of payments thereof, provision for redemption, sinking fund requirements, if any, any other variable terms, and method of distribution. The specific terms with regard to the Securities in respect of which this Prospectus will be delivered will be set forth in an accompanying Prospectus Supplement.

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION NOR  HAS THE
     SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF  THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

                               ----------------

  The Company may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents. Such underwriters will consist of Merrill Lynch & Co. and Goldman, Sachs & Co. acting alone or as representatives of a group of underwriters. No Securities may be sold without delivery of a Prospectus Supplement describing such issue of Securities and the method and terms of offering thereof.

                               ----------------

                 The date of this Prospectus is March 5, 1997.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  There is incorporated herein by reference the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1996 filed with the Securities and Exchange Commission.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

  THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON REQUEST OF SUCH PERSON, A COPY (WITHOUT EXHIBITS) OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE ADDRESSED TO MR. JOHN
W. HETHERINGTON, VICE PRESIDENT AND SECRETARY, WESTVACO CORPORATION, 299 PARK AVENUE, NEW YORK, NEW YORK 10171. TELEPHONE REQUESTS MAY BE DIRECTED TO (212) 688-5000.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the offices of the Commission at 450 5th Street, N.W., Washington, D.C.; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois; and Seven World Trade Center 13th Floor, New York, New York. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address of such Internet Web site is http://www.sec.gov. In addition, such material can be examined at the offices of the New York, Midwest and Pacific Stock Exchanges.

                                  THE COMPANY

  Westvaco Corporation is one of the major producers of paper and paperboard in the United States. It converts paper and paperboard into a variety of end-products, manufactures a variety of specialty chemicals, produces lumber, sells timber from its timberlands and is engaged in land development. In Brazil, it is a major producer of paperboard and corrugated packaging for the markets of that country. It also exports products from both the United States and Brazil to other countries throughout the world.

  Westvaco was incorporated in 1899 under the laws of Delaware as the West Virginia Pulp and Paper Company; its name was changed to Westvaco Corporation on March 3, 1969. The principal executive offices of Westvaco are located at 299 Park Avenue, New York, New York 10171, and its telephone number at that address is 212-688-5000. Unless otherwise indicated or the context otherwise requires, the terms "Westvaco" and the "Company" refer to Westvaco Corporation and its consolidated subsidiaries.

                       SUMMARY OF FINANCIAL INFORMATION

  The following is a summary of certain financial information of the Company and its consolidated subsidiaries. With the exception of the inclusion of the ratios of earnings to fixed charges, the following amounts were derived from the Company's consolidated financial statements and other financial data contained in its Annual Report on Form 10-K for the fiscal year ended October 31, 1996 (see "Incorporation of Certain Documents by Reference").

               (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

                                         YEAR ENDED OCTOBER 31,
                         ---------------------------------------------------------
                            1992       1993        1994       1995         1996
                         ---------- ----------  ---------- ----------   ----------
Sales................... $2,335,617 $2,344,560  $2,607,474 $3,272,447   $3,045,450
Net income..............   $135,912   $104,341    $103,606   $280,836     $212,156
Net income per share of
 common stock...........      $1.37      $1.04*      $1.03      $2.78**      $2.09
Ratio of earnings to
 fixed charges..........       2.65       1.48        2.25       4.90         3.73

--------
* The 1993 fiscal year includes income of $.55 per share from the adoption of three new accounting standards required by the FASB, a special charge for restructuring of $.26 per share, provision of $.13 per share for the impact of an increase in the federal income tax rate and an extraordinary charge of $.07 per share for the extinguishment of high interest rate debt.
** The 1995 fiscal year includes an extraordinary charge of $.02 per share for the extinguishment of high interest rate debt.

  For the purpose of computing the consolidated ratio of earnings to fixed charges (1) earnings have been calculated by adding income taxes and fixed charges (excluding capitalized interest) to net income before the extraordinary charge and the cumulative effect of accounting changes, and (2) fixed charges comprise the total of interest charges and a portion of rentals determined to be representative of the interest factor.

                                USE OF PROCEEDS

  Except as otherwise set forth in the Prospectus Supplement relating to an offering of the Securities, the net proceeds from the sale of the Securities offered hereby will be added to the Company's general corporate funds and will be available for future capital outlays, for working capital purposes and for the repayment of existing debt.

                           DESCRIPTION OF SECURITIES

  The Securities are to be issued under an Indenture, dated as of March 1, 1983 (the "Indenture"), between the Company and The Bank of New York (formerly known as Irving Trust Company), as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to, it is intended that such Sections or defined terms shall be incorporated herein by reference. The following sets forth certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The particular terms of the Securities offered by any Prospectus Supplement (the "Offered Securities") and the extent, if any, to which such general provisions may apply to the Securities so offered, will be described in the Prospectus Supplement relating to such Offered Securities.

GENERAL

  The Indenture does not limit the aggregate principal amount of Securities which may be issued thereunder and provides that Securities may be issued from time to time in one or more series. The Securities will be unsecured obligations of the Company.

  Reference is made to the Prospectus Supplement relating to the particular series of Securities offered thereby for the following terms of the Offered
Securities: (1) the title of the Offered Securities; (2) any limit on the aggregate principal amount of the Offered Securities; (3) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Securities will be issued; (4) the date or dates on which the Offered Securities will mature; (5) the rate or rates (which may be fixed or variable) per annum at which the Offered Securities will bear interest, if any; (6) the date from which such interest, if any, on the Offered Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (7) the ranking of the Offered Securities relative to any and all other securities of the Company theretofore issued; (8) the dates, if any, on which and the price or prices at which the Offered Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by the Company, and the other detailed terms and provisions of such sinking and/or purchase funds; (9) the date, if any, after which and the price or prices at which the Offered Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the Holder thereof and the other detailed terms and provisions of such optional redemption; and (10) any other terms of the series (which will not be inconsistent with the provisions of the indenture).

  Unless otherwise indicated in the Prospectus Supplement, principal of and premium, if any, and interest, if any, on the Securities will be payable, and the transfer of the Securities will be registrable, at the office of the Trustee in the Borough of Manhattan, The City of New York, except that, at the option of the Company, interest may be paid by mailing a check to the address of the person entitled thereto as it appears on the Security Register. (Sections 301, 305, 1002)

  Unless otherwise indicated in the Prospectus Supplement, the Securities will be issued only in fully registered form without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 302, 305)

  Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount. Special federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

  The Indenture does not contain any covenants or other provisions which would afford Holders of Securities protection in the event of a highly leveraged transaction involving the Company.

RESTRICTIVE COVENANTS

  Limitations on Liens. The Indenture provides that so long as any of the Securities are outstanding the Company will not, and will not permit any Domestic Subsidiary (as defined) to, issue, assume or guarantee any debt for money borrowed (herein referred to as "Debt") if such Debt is secured by any mortgage, security interest, pledge or other lien (herein referred to as a "mortgage") upon any Principal Property (as defined) of the Company or any Domestic Subsidiary or any shares of stock or indebtedness of any Domestic Subsidiary, whether owned at the date of the Indenture or thereafter acquired, without effectively securing the Securities equally and ratably with such Debt. The foregoing restriction does not apply to (i) mortgages on any property acquired, constructed or improved after the date of the Indenture which are created or assumed within 120 days after such acquisition, construction or improvement (or within six months thereafter pursuant to a firm commitment for financing arrangements entered into within such 120 day period) to secure or provide for the payment of the purchase price or cost thereof incurred after the date of the Indenture, or existing mortgages on property acquired, provided such mortgages shall not apply to any property theretofore owned by the Company or a Domestic Subsidiary other than theretofore unimproved real property; (ii) mortgages existing on any property acquired from a corporation merged with or into the Company or a Domestic Subsidiary; (iii) mortgages on property of any corporation existing at the time it becomes a Domestic Subsidiary; (iv) mortgages securing Debt owing by a Domestic Subsidiary to the Company or to another Domestic Subsidiary; (v) mortgages in favor of governmental bodies to secure advance or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such mortgages; (vi) mortgages on timberlands in connection with an arrangement under which the Company or a Domestic Subsidiary is obligated to cut or pay for timber in order to provide the secured party with a specified amount of money, however determined; or (vii) mortgages for extending, renewing or replacing Debt secured by any mortgage referred to in the foregoing clauses (i) to (vi) inclusive or in this clause or any mortgages existing on the date of the Indenture. Such restriction does not apply to the issuance, assumption or guarantee by the Company or any Domestic Subsidiary of Debt secured by a mortgage which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with all other secured Debt (not including secured Debt permitted under the foregoing exceptions) and the Value (as defined) of Sale and Lease-back Transactions existing at such time (other than Sale and Lease-back Transactions the proceeds of which have been applied to the retirement of Securities or of certain long-term indebtedness or to the purchase of other Principal Property, and other than Sale and Lease-back Transactions in which the property involved would have been permitted to be mortgaged under clause (i) above), does not exceed 5% of Consolidated Net Tangible Assets (as defined). (Section 1005)

  Limitation on Sale and Lease-back Transactions. Sale and Lease-back Transactions by the Company or any Domestic Subsidiary of any Principal Property are prohibited (except for temporary leases for a term, including renewals, of not more than three years and except for leases between the Company and a Domestic Subsidiary or between Domestic Subsidiaries) unless (a) the Company or such Domestic Subsidiary would be entitled to incur Debt secured by a mortgage on the property to be leased without securing the Securities pursuant to clause (i) under "Limitations on Liens" or (b) the value thereof would be an amount permitted under the last sentence under "Limitations on Liens" or (c) the Company applied an amount equal to the fair value of such property (i) to the retirement of Securities (other than pursuant to any sinking fund obligations applicable to such Securities), (ii) to the retirement of certain long-term indebtedness of the Company or a Domestic Subsidiary or (iii) to the purchase of Principal Property (other than that involved in such Sale and Lease-back Transaction). (Section 1006)

EVENTS OF DEFAULT

  The following are Events of Default under the Indenture with respect to Securities of any series: (a) failure to pay principal of or any premium on any Security of that series when due; (b) failure to pay any interest on any Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of series of Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization and (f) any other Event of Default provided with respect to Securities of that series. (Section 501) If an Event of Default with respect to Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series may declare the principal amount (or, if the Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

  The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of that series. (Section 512)

  No Holder of any Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Securities of that series and unless also the Holders of not less than 25% in aggregate principal amount of the Outstanding Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, the Holder of any Security will have an absolute right to receive payment of the principal of (and premium, if any) and interest on such Security on or after the due dates expressed in such Security and to institute suit for the enforcement of any such payment. (Section 508)

  The Company is required to furnish to the Trustee annually a statement as to performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1007)

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of 66 2/3% in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment: provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby; (a) change the stated maturity date of the principal of, or any installment of principal or interest on, any Security; (b) reduce the principal amount of, or any premium or interest on, any Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof; (d) change the place or currency of payment of principal of, or any premium or interest on, any Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Security; or (f) reduce the percentage in principal amount of Outstanding Securities of any series the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902)

  The Holders of 66 2/3% in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1008) The Holders of a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of

Securities of that series, waive any past default under the Indenture with respect to Securities of that series, except a default in the payment of principal or any premium or interest or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Security of that series affected. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company may consolidate or merge with or into, or transfer its assets substantially as an entirety to, any corporation organized under the laws of any domestic jurisdiction, provided that the successor corporation assumes the Company's obligations on the Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section 801)

CONCERNING THE TRUSTEE

  The Company maintains banking relationships with the Trustee in the ordinary course of its business. Borrowings totalling $400,000,000 are available to the Company under its Credit Agreement with a group of banks that includes the Trustee. There are no borrowings currently outstanding under this Credit Agreement. The Trustee is also the trustee under the indentures pursuant to which the Company's publicly held senior debt securities were issued. The Trustee is also the trustee and a money manager under the Company's employee retirement plans.

                             PLAN OF DISTRIBUTION

  The Company may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents. Such underwriters will consist of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. acting alone or as representatives of a group of underwriters.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Securities offered thereby.

  In connection with the sale of the Securities, underwriters may receive compensation from the Company or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act of 1933 and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under such Act. Any such underwriter will be identified and any such compensation will be described in the Prospectus Supplement.

  If so indicated in the Prospectus Supplement, the Company will authorize the underwriters to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts providing for payment and delivery on the date stated in the Prospectus Supplement. Each such contract will be for an amount not less than, and unless the Company otherwise agrees, the aggregate principal amount of Securities sold pursuant to such contracts shall not be more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to the approval of the Company. Delayed Delivery Contracts will not be subject to any conditions except that the purchase by an institution of the Securities covered thereby shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject.

  The Underwriting Agreement entered into with respect to any Securities sold through underwriters provides that the obligations of the underwriter or underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the Securities covered by the applicable Prospectus Supplement if any are purchased.

  The Company has agreed to indemnify the several underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933.

                                LEGAL OPINIONS

  The legality of the Securities offered hereby will be passed upon for the Company by Wendell L. Willkie, II, Esq., Senior Vice President and General Counsel of the Company and for the Underwriters by Brown & Wood LLP, New York, New York. Mr. Willkie is the beneficial owner of shares of the Company's common stock held in trust under the Company's Savings and Investment Plan. He is also the recipient of stock options, stock appreciation rights and limited stock appreciation rights granted by the Company.

                                    EXPERTS

  The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PRO-SPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUM-STANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AF-FAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Incorporation of Certain Documents by Reference............................ S-2
Summary of Financial Information........................................... S-2
Description of Debentures.................................................. S-3
Underwriting............................................................... S-5
                                  PROSPECTUS
Incorporation of Certain Documents by Reference............................   2
Available Information......................................................   2
The Company................................................................   3
Summary of Financial Information...........................................   3
Use of Proceeds............................................................   3
Description of Securities..................................................   4
Plan of Distribution.......................................................   7
Legal Opinions.............................................................   8
Experts....................................................................   8

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                                 $150,000,000

                             WESTVACO CORPORATION

               7 1/2% SINKING FUND DEBENTURES DUE JUNE 15, 2027

                               ----------------

                             PROSPECTUS SUPPLEMENT

                               ----------------

                              MERRILL LYNCH & CO.

                             GOLDMAN, SACHS & CO.

                                 June 19, 1997

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